Exhibit 10.9

(Messrs. Saligram, Barr,

Kenning, Lalla and Lewis)

OfficeMax Incorporated

2013 Performance-Based RSU Award Agreement

This Performance-Based Restricted Stock Unit (RSU) Award (the “Award”) is granted on February 19, 2013 (the “Award Date”) by OfficeMax Incorporated (“OfficeMax”) to Name (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Target Award. You are hereby awarded a target grant of xx,xxx Performance-Based RSUs (your “Target Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Definitions –

a.	EBIT. EBIT shall mean OfficeMax’s earnings from continuing operations, excluding the impact of foreign currency exchange rate fluctuation, before interest and taxes adjusted for special items as disclosed and discussed in the earnings release for the Performance Period, as calculated by OfficeMax, consistent with Section 162(m) of the Code, in its sole and complete discretion.

b.	Net Sales. Net Sales shall mean OfficeMax’s net sales, excluding the impact of foreign currency exchange rate fluctuation, for the Performance Period as calculated by OfficeMax, consistent with Section 162(m) of the Code, in its sole and complete discretion.

c.	Operating Margin (ROS). Operating Margin (ROS) means the Company’s EBIT divided by Net Sales. Specifically, the ratio of the Company’s EBIT to Net Sales, expressed as a percentage, for the award period as calculated by the Company, consistent with Section 162(m) of the Code, in its sole and complete discretion.

d.	Performance Period. The Performance Period shall mean the three consecutive fiscal years commencing with the fiscal year in which the Award Date occurs.

4.	Minimum Performance Measurement. As a condition of vesting under paragraph 5, OfficeMax’s net income from operations available to its common shareholders (adjusted for special items, as disclosed and discussed in the earnings release) for the Performance Period must be positive.

5.	Vesting and Additional Performance Measurement Adjustments. Subject to paragraphs 4 and 6, your Award will vest and be adjusted as follows:

Your Award shall vest on February 19, 2016 if you are actively employed by OfficeMax on that date, and shall be payable as soon as practical thereafter, but not later than March 15, 2016.

Your Target Award shall be adjusted based on 2013-2015 Operating Margin (ROS) in accordance with the following chart:

2013-2015 Operating Margin (ROS)	Payout as a Percentage of Target Award
125%
100%
20%
0%

OfficeMax Incorporated

2013 Performance-Based RSU Award Agreement

At the end of the Performance Period, the Committee will review OfficeMax’s 2013-2015 Operating Margin (ROS) and determine the adjustments to your Target Award (subject to paragraph 6 of this Agreement regarding termination of employment during the Performance Period). Where actual performance falls between the amounts outlined in the left column above, the payout as a percentage of your Target Award shall be calculated using straight-line interpolation.

6.	Termination of Employment During Performance Period.

a.	If your employment with OfficeMax terminates at any time on or after the Award Date and before the end of the Performance Period, your Award will both vest (subject to paragraphs 4 and 5) and be payable in accordance with this paragraph 6.

If your termination of employment occurs before the end of the Performance Period and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

then your Award shall vest (subject to paragraphs 4 and 5) on your employment termination date in a pro rata manner based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

The vested portion of your Award, as determined above, shall be payable in accordance with the general payment timing provisions of paragraph 5, as applicable.

b.	Six-Month Minimum Employment and Plan Participation Requirement. Notwithstanding the foregoing, in order to be eligible for the pro rata vesting described in paragraphs 6.a, you must be employed with OfficeMax prior to July 1 of the first fiscal year in the Performance Period and have been a participant in the Plan for a minimum of six continuous months during the 2013 fiscal year.

c.	Other Terminations. Upon your voluntary or involuntary termination for any reason not meeting the criteria specified in paragraph 6.a. for pro rata vesting, all unvested Performance-Based RSUs relating to your Award as of the date of your termination of employment with OfficeMax shall be immediately forfeited and canceled. Additionally, if your employment is terminated for “disciplinary reasons” as defined in the Executive Officer Severance Pay Policy (or any successor policy) or if you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” then (a) any vested or unvested Performance-Based RSUs in this Award will be forfeited and cancelled and (b) OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the determination or, if disposed prior to the determination, at the time of disposition.

d.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Performance-Based RSUs relating to your Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Performance-Based RSUs shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

7.	Change in Control. In the event of a Change in Control prior to February 19, 2016, except as otherwise determined by OfficeMax in its sole and complete discretion, this Award will vest as described below.

a.	If the continuing entity assumes this Award, except as described below, your Target Award will fully vest, without regard to the adjustment specified in paragraph 5, on February 16, 2016 if you are actively employed by the continuing entity on that date (or will vest on a pro rata basis if your employment terminates earlier as described in paragraph 6.a in which case any reference to OfficeMax will be deemed to refer to OfficeMax or the continuing entity, as applicable). Payment of your Award will be made in accordance with the general payment timing provisions of paragraph 5.

OfficeMax Incorporated

2013 Performance-Based RSU Award Agreement

b.	Notwithstanding the foregoing, if the continuing entity assumes this Award, and you subsequently experience a “qualifying termination” as defined in the Plan or you are deemed to have a “qualifying termination” as of the Change in Control pursuant to Section 24.2 of the Plan, you will be immediately vested in your Target Award, without regard to the adjustment specified in paragraph 5, as of your qualifying termination, and your Target Award will paid within 2-1/2 months after your “qualifying termination.”

c.	If the continuing entity does not assume this Award as of the Change in Control, you will be immediately fully vested in your Target Award, without regard to the adjustment specified in paragraph 5, as of the Change in Control, and your Target Award will be paid within 2-1/2 months after the Change in Control. However, if you terminated employment with OfficeMax before the Change in Control and were vested in a portion of your Award pursuant to paragraph 6.a above, then such portion will be paid within 2-1/2 months after the Change in Control.

8.	Nontransferability. The Performance-Based RSUs awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Performance-Based RSUs prior to vesting will result in the immediate forfeiture and cancellation of such units. Notwithstanding the foregoing, subject to the approval of OfficeMax in its sole and complete discretion, Performance-Based RSUs awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

9.	Stockholder Rights. You will not receive dividends or dividend units on the Performance-Based RSUs awarded pursuant to this Agreement. With respect to the Performance-Based RSUs awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

10.	Share Payment; Code Section 162(m). Vested Performance-Based RSUs relating to your Target Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash. Notwithstanding any provision in the Plan or this Agreement to the contrary, if in OfficeMax’s good faith determination, some or all of the remuneration attributable to this payment is not deductible by OfficeMax for federal income tax purposes pursuant to Code Section 162(m), then payment of such units will occur on the date OfficeMax anticipates, or should reasonably anticipate, that payment would qualify for deduction under Code Section 162(m).

11.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Performance-Based RSUs. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

12.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

OfficeMax Incorporated

2013 Performance-Based RSU Award Agreement

13.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before or the Award will be forfeited. Return your executed Agreement to: Becky Rios by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at (630) 647-3722.

OfficeMax Incorporated	Awardee: Name

Steve Parsons	Signature:
Executive Vice President,
Chief Human Resources Officer	Date: